Exhibit 99.1

News Release

International Game Technology Completes $400 million Accelerated Stock Buyback

(LAS VEGAS – Dec. 19, 2012) – International Game Technology (NYSE: IGT) today announced that it has completed its $400 million accelerated stock buyback which was announced on June 14, 2012.

Under the terms of the accelerated stock buyback agreement, Goldman, Sachs & Co. will have delivered 30.3 million shares (27.8 million in the fiscal 2012 and 2.5 million in the fiscal first quarter of 2013) to IGT at an average price of $13.22 per share, representing over 10% of the total shares outstanding when the program commenced.

“In total, including dividends and shares repurchased, we returned over $540 million to our shareholders and significantly reduced our share count in the 2012 fiscal year,” said Patti Hart, CEO of IGT.  “As also evidenced by our recent 17% increase in our quarterly dividend, we remain committed to consistently returning cash to shareholders and confident in the outlook for continued strong financial performance of the company.”

The accelerated share repurchase program was completed under the Company’s current $1 billion share repurchase program that was approved by the Company’s Board of Directors in June of 2012.  The company has $600 million remaining on this authorization.

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232